As filed with the Securities and Exchange Commission on January 8, 2008

Registration No. 333-___________

Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form SB-2 No. 333-146179

Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form SB-2 No. 333-142249

Post-Effective Amendment No. 3 on Form S-3 to Registration Statement on Form SB-2 No. 333-136140

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Colombia Goldfields Ltd.

(Exact name of registrant as specified in its charter)

Delaware	76-0730088
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

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#208-8 King Street East, Toronto, Ontario, Canada M5C 1B5 (416) 203-3856 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Corporation Service Company

2711 Centerville Road, Suite 400,

Wilmington, Delaware 19808

(800) 927-9800

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

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Copy to:

Christopher J. Cummings, Esq.

Shearman & Sterling LLP

199 Bay Street, Commerce Court West, Suite 4405, P.O. Box 247, Toronto, Ontario, Canada M5L 1E8

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Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [   ]

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CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit Or Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.00001 per share	14,343,578	$1.11	$15,921,371.58	$625.71

(1)

Pursuant to Rule 429 under the Securities Act of 1933, this registration statement also relates to (a) 13,233,480 shares of common stock previously registered by registration statement no. 333-146179 declared effective on October 3, 2007, (b) 9,170,000 shares of common stock previously registered by registration statement no. 333-142249 declared effective on August 13, 2007, and (c) 24,577,555 shares of common stock previously registered by registration statement no. 333-136140 declared effective on February 9, 2007. Accordingly, when declared effective, this registration statement constitutes post-effective amendment no. 1 on Form S-3 to registration statement on Form SB-2 no. 333-146179, post-effective amendment no. 1 on Form S-3 to registration statement on Form SB-2 no. 333-142249 and post-effective amendment no. 3 on form S-3 to registration statement on form SB-2 no. 333-136140.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of a share of common stock of Colombia Goldfields Ltd. on January 4, 2008, as reported on the OTC Bulletin Board.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2008

Prospectus

61,324,613 Shares

Colombia Goldfields Ltd.

Common Stock

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The selling securityholders may offer and sell up to 61,324,613 shares of our common stock.  We will not receive any proceeds from the sale by the selling securityholders of the shares of common stock.

Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement.  We urge you to read carefully this prospectus and, if applicable, the accompanying prospectus supplement, before you make your investment decision.

Our shares of common stock trade on the Toronto Stock Exchange (the “TSX”) under the symbol “GOL” and are quoted on the OTC Bulletin Board (the “OTCBB”) administered by the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “CGDF”.  On January 4, 2008, the last sale price of our common stock as reported by the TSX and the OTCBB was Cdn$1.10 per share and US$1.08 per share, respectively.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 9 of this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

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The date of this prospectus is                           , 2008.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  We have not and the selling securityholders have not authorized anyone else to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not and the selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus or any prospectus supplement, or any documents incorporated by reference therein, is accurate only as of the date on the front cover of the applicable document.  Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context requires otherwise or otherwise as expressly stated, the terms “we”, “our”, “us”, “Colombia Goldfields” and the “Company” refer to Colombia Goldfields Ltd., a Delaware corporation, and its consolidated subsidiaries.  The terms “we”, “our”, “us”, “Colombia Goldfields” and the “Company” do not include or refer to the selling securityholders.

PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process.  Under this shelf process, selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings.  Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus, and, in some cases, a prospectus supplement as discussed below.

PROSPECTUS SUPPLEMENT

This prospectus provides you with a general description of the securities offered by the selling securityholders.  In some cases, selling securityholders will be required to provide a prospectus supplement containing specific information about the selling securityholders.  The prospectus supplement may also add to, update or change information contained in this prospectus, and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.  You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Colombia Goldfields”.

The prospectus supplement, if any, to be attached to the front of this prospectus may describe, as applicable:  specific information about selling securityholders, the offering price, the price paid for the securities and other specific terms related to the offering of these securities.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement, including the exhibits, can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information about Colombia Goldfields”.

WHERE YOU CAN FIND MORE INFORMATION ABOUT COLOMBIA GOLDFIELDS

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act.  You may read and copy this information, or obtain copies of the information by mail, at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, DC 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Colombia Goldfields, who file electronically with the SEC.  The address of the site is www.sec.gov.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents.  The information incorporated by reference is deemed to be part of this prospectus.  The following documents, which have been filed by us with the SEC, are incorporated by reference into this prospectus:

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Annual report on Form 10-KSB for the fiscal year ended December 31, 2006;

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Quarterly report on Form 10-QSB for the quarterly period ended September 30, 2007;

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Quarterly report on Form 10-QSB for the quarterly period ended June 30, 2007;

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Quarterly report on Form 10-QSB for the quarterly period ended March 31, 2007;

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Current reports on Form 8-K filed with the SEC on January 8, 2007, February 27, 2007 (as amended on February 28, 2007), March 16, 2007, March 22, 2007, June 12, 2007, August 24, 2007, October 5, 2007, October 16, 2007, November 29, 2007 and December 31, 2007; and

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The description of our common stock that is contained in our registration statement on Form 8-A filed on November 5, 2004.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus until all of the securities being offered under this prospectus are sold (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Chief Financial Officer

Colombia Goldfields Ltd.

#208-8 King Street East

Toronto, Ontario, Canada  M5C 1B5

Tel:  (416) 361-9640

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in such filings.

Our Internet address is www.colombiagf.com.  We make available free of charge, through our website, our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports.  The information on our website is not, however, a part of this prospectus.

FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this document may be deemed to be forward-looking statements.  All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements.  Such statements are characterized by terminology such as “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, and similar expressions.  These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements, some of which are described below under the caption “Risk Factors”, as well as other factors that our management has not yet identified.  Any such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.  These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus and the documents incorporated by reference herein and may describe in any accompanying prospectus supplement, include, but are not limited to:

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our need to raise substantial funds in order to continue as a going concern;

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our limited operating history;

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the risk of loss of title to our properties and other interests;

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the risk of not completing our plan to relocate the town of Marmato;

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political and economic uncertainties characteristic of doing business in Colombia;

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the costs of compliance with government regulations and environmental laws;

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the competitiveness of the mineral exploration business;

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our vulnerability to fluctuations in commodity prices;

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the risk that we may be unable to bring our properties into commercial production;

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our dependence on key management;

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our dependence on a single exploration region;

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the high degree of physical and financial risk characteristic of mineral exploration and mining;

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the risks inherent in estimating mineral resources and future production;

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potential conflicts of interest of our directors and officers;

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the risk that Colombia may institute restrictions on the repatriation of earnings;

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our vulnerability to fluctuations in currency exchange rates;

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the potential difficulty of enforcing judgments of U.S. courts against our assets, directors or officers;

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the risk that we may fail to maintain an effective system of internal controls;

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the costs of compliance with the Sarbanes-Oxley Act of 2002, including its effect on our ability to attract and retain qualified personnel;

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uncertainties relating to the expected costs of our exploration program;

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the possibility that our properties will ultimately prove not commercially viable;

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the impact of short selling on the volatility of our share price;

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our expectation not to pay dividends in the foreseeable future;

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the volatility of our share price; and

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the effect of “Penny Stock” rules on the level of trading activity in our stock.

We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

We were incorporated in the state of Nevada on March 25, 2003 under the name Secure Automated Filing Enterprises Inc. and reincorporated in the state of Delaware on July 31, 2006.  From the date of our incorporation until March 2005, we provided electronic filing services to companies that were required to electronically file reports with the Securities and Exchange Commission (“SEC”).  After this time, we reorganized our operations and our current focus is on the acquisition and development of our interests in mining properties located in Western Colombia.  Our principal office is located at #208-8 King Street East, Toronto, Ontario, Canada M5C 1B5.  Our fiscal year end is December 31.

Our objective is to define and consolidate ownership of a potentially bulk-mineable ore body in the Marmato Region of Western Colombia.  Our objective is to consolidate a new gold district around Marmato Mountain in Colombia by:

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acquiring the rights to an historic prospective gold project in Marmato (the “Marmato Mountain Properties”);

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acquiring the majority of Marmato Mountain's legally registered mineral titles;

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acquiring certain surrounding properties in the Caramanta Region (the “Caramanta Properties”); and

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planning for and executing the acquisition of additional ancillary properties.

Our primary focus is to advance the Marmato Mountain Properties through:

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the acquisition of additional Colombian mineral concessions and mineral rights;

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assisting in the resettlement of the town of Marmato;

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ongoing drilling and sampling programs;

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the preparation of revised resource estimates; and

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preparing for a feasibility study.

We are an exploration stage company and there is no assurance that commercially exploitable reserves of gold exists on any of our property interests.  In the event that commercially exploitable reserves of gold exist on any of our property interests, we cannot guarantee that we will make a profit.  If we cannot acquire or locate gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially and adversely affected.  The disclosure that follows is a summary of each of our property interests.

The Marmato Mountain Properties

We acquired an interest in certain mining rights and options to acquire mining rights in the Zona Alta portion of Marmato Mountain located in Western Colombia as a result of our acquisition of RNC (Colombia) Limited (“RNC”), a Belize corporation and previously a wholly-owned subsidiary of Investcol Limited.  Pursuant to a Stock Purchase Agreement we entered into on January 12, 2006 with Investcol and RNC, we acquired 25% of RNC's issued and outstanding stock in consideration for the issuance of 1,000,000 shares of our common stock to Investcol and a $1,200,000 non-interest bearing demand loan to RNC.  Thereafter on April 28, 2006, we acquired an additional 25% of RNC's issued and outstanding common stock, resulting in us owning 50% of RNC's issued and outstanding common stock, in consideration for the issuance of 2,000,000 shares of our common stock to Investcol and a $4,000,000 non-interest bearing demand loan to RNC.  Thereafter, we acquired an additional 25% of RNC's issued and outstanding common stock, resulting in our owning 75% of RNC's issued and outstanding common stock, in consideration for the issuance of 4,200,000 shares of our common stock to Investcol, payment of $200,000 to Investcol, a commitment to provide a $5,000,000 non-interest bearing loan to RNC by December 31, 2006, and commitment to provide sufficient funds to RNC to complete the feasibility study on the Marmato Mountain Properties pursuant to the First Amendment to the Stock Purchase Agreement (the “First Amendment”) of the Stock Purchase Agreement executed on August 22, 2006.  On December 14, 2006, we entered into a Second Amendment to the Stock Purchase Agreement (the “Second Amendment”) and acquired an additional 15% interest in RNC, resulting in us owning 90% of RNC, in exchange for the issuance of 4,000,000 shares of our common stock to Investcol.  Subject to the revised terms of the Second Amendment, we had the option to acquire the final 10% interest in RNC until May 1, 2009 resulting in our owning 100% of RNC, in consideration for exchange for the purchase price of $15,000,000.  This payment could be made in either cash, shares of our common stock, or any combination thereof.  Any shares issued would be valued at 90% of the average closing price of our common stock as reported on a national securities exchange or national market or quotation system over the 30 day period immediately preceding the deliver of notice to Investcol of our intent to exercise this option.  On August 24, 2007 the parties executed a Third Amendment to the Stock Purchase Agreement (the “Third Amendment”) in order to revise the consideration required to exercise our option to acquire the remaining 10% of the issued and outstanding stock of RNC to a cash payment of $300,000 and the issuance of 3,000,000 shares of our common stock.  In connection with the execution of the Third Amendment, we exercised our option to acquire the additional and final 10% interest in RNC.  As consideration for the acquisition of the final 10% interest in RNC, we paid Investcol $300,000 and issued Investcol 3,000,000 shares of our common stock.  As a result of these transactions, we currently own 100% of RNC.

RNC is the beneficial holder of 94.99% of the issued and outstanding stock of Compania Minera de Caldas S.A. (“Caldas”), a Colombia corporation that (i) owns certain mining rights and properties, (ii) has options to acquire mining rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato deposit located in Western Colombia.  Under Colombian law, Colombian companies are required to have a minimum of five shareholders.  As a result, the remaining 5.01% of Caldas is held directly or indirectly by officers and senior management of the Company.

The Caramanta Properties

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited (“Investcol”), a corporation organized and existing under the laws of Belize and a related party to the Company, where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with CIA Servicios Logisticos de Colombia Ltda., a corporation organized and existing under the laws of Colombia.  As a result of this Assignment Agreement with Investcol, we acquired an option to purchase certain mining and mineral rights on property known as Concession 6602, 1343, and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia.  In consideration for the assignment of this interest, we paid to Investcol $500,000 and issued Investcol 1,000,000 shares of our common stock.

On April 10, 2006, we acquired from Investcol its rights to acquire certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821, and 6770 (the “Contracts”) and options to acquire the exclusive rights to engage in mining activities on Concessions HETJ-31, 32, 26, 27, and HETJ-01 (the “Options”) all located within an area referred to as the Caramanta region in Western Colombia.  As consideration for this acquisition, we issued to Investcol 1,000,000 restricted shares of our common stock and paid to Investcol $350,000.  As a result of our acquisition of Gavilan on September 25, 2006 as described below, we subsequently became the contractual owner of Concessions 6993, 7039, 6821, 6770, HETJ-31, 32, 26, 27, and HETJ-01.

On September 25, 2006, in order to acquire Concessions 6602, 1343 and 6329 outright, we entered into a Master Agreement to acquire 94.99% of the issued and outstanding shares of Gavilan Minerales S.A. (“Gavilan”), a Colombia corporation, for the purchase price of $300,000 and the issuance of 1,150,000 shares of our common stock.  Cia Servicios Logisticos de Colombia Ltda. was the primary shareholder of Gavilan, which in turn owned the rights to Concessions 6602, 1343, and 6329.  As a result of our acquisition of Gavilan, we became the contractual owner of these Concessions, and we are currently working towards completing title transfer to Gavilan.  Under Colombian law, Colombian companies are required to have a minimum of five shareholders.  As a result, the remaining 5.01% of Gavilan is held directly or indirectly by officers and senior management of the Company.

On August 27, 2007, we entered into an agreement with an unrelated party that provides us with an option to acquire 100% of Concession 668-17 in the Caramanta Region.  Over a twenty-four month period the Company has the option to pay a total of 2.4 billion Colombian pesos (approximately $1,200,000) to acquire a 100% interest in this additional property in the Caramanta region.

The KEDAHDA Properties

On August 30, 2006, Caldas entered into a Transfer of Properties and Sale Agreement with Sociedad KEDAHDA S.A (“KEDAHDA”), a Colombia corporation, and acquired the Mining Title, Mining Application, and Mining Data for property located in the Marmato Mountain Gold District located in Colombia identified Title 5956, Applications 6455, 6455-B, 6418, 6418-B, 6418-C, 6170, D15-151, 622-17, 623-17, 615-17, 616-17 and 628-17.  Pursuant to an Agreement with Caldas and KEDAHDA, we paid the purchase price of $500,000 for these property interests and KEDAHDA agreed to hold the title for these property interests in their name for our benefit.  Title to these property interests are being held by KEDAHDA in order to secure the approval for the transfer of title by Colombian mining authorities in accordance with the applicable laws of the Republic of Colombia.

RISK FACTORS

The following are some of the risks associated with our business.  You should also refer to the other information in this prospectus, including the financial statements and accompanying notes thereto incorporated by reference in this prospectus.

Going Concern — We need to raise substantial funds in order to acquire additional exploration and mining properties or interests and commence exploration activities.

We have incurred a net loss of $17.5 million for the period from our inception on March 25, 2003 to September 30, 2007.  As of September 30, 2007, we had a working capital deficiency of $1.5 million.  We presently are not generating any revenue and do not anticipate that we will generate any revenue from operations in the near future.  We estimate that a minimum of $40.0 million will be required over the next twelve to eighteen months to complete the initial phase of drilling for the Marmato Mountain Properties, prepare a feasibility study, and cover our administration and property purchases costs.  Our estimates are subject to change as we move through the steps of confirming the Marmato Mountain Properties historical resource, additional drilling, town relocation and title acquisition.  Such changes may be significant.

Other than the private placement we closed on December 28, 2007, we currently do not have any arrangements for financing and we may not be able to obtain financing.  If we are unable to obtain additional financing when sought, we will be required to curtail our business plan.  Any additional equity financing may involve substantial dilution to our then existing shareholders.  There is a significant risk to investors who purchase shares of our common stock because there is a risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

Limited Operating History — Because we have only recently commenced our exploration operations, we face a high risk of business failure due to our inability to predict the success of our business.

We have a very limited operating history upon which an evaluation of our future success or failure can be made.  It was only recently that we took steps in a plan to engage in the acquisition of interests in exploration and development properties in Western Colombia, and it is too early to determine whether such steps will lead to success.  It is premature to evaluate the likelihood that we will be able to operate our business successfully.  To date, we have been involved primarily in the acquisition of property interests and mining rights as well as exploration drilling in Western Colombia.  We have not earned any revenues from our current operations.

Title Risk — Because we presently do not carry title insurance and do not plan to secure any in the future, we are vulnerable to loss of title.

We do not maintain insurance against title.  Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties.  Currently, we are in the process of investigating the title of mineral concessions for which we hold or have contractual rights to either directly or indirectly through our equity interests in RNC, Gavilan and Caldas.  We cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that we will have or will acquire valid title to these mining properties.  We cannot assume that counterparties to our title transfer agreements will meet their contractual obligations and transfer title on a timely basis.  Furthermore, there is a risk that the Colombian government may in the future grant additional titles in excess of our expectations to currently illegal miners or that disputes may arise as to existing title ownership or planned acquisitions.  Furthermore, although we believe that mechanisms exist to integrate the titles of mineral properties currently not owned by us, there is a risk that this process could be time consuming and costly.  The possibility also exists that title to existing properties or future prospective properties may be lost due to an omission in the claim of title.  As a result, any claims against us may result in liabilities we may not be able to afford resulting in the failure of our business.

Town Relocation Risk — If we are unable to complete our plan to move the town of Marmato, our ability to advance our Marmato project could be impaired and our financial results may suffer.

Our business plan includes moving the town of Marmato from its current location on the Marmato Mountain to a safer location.  While we are currently working with city, state, and federal governments to facilitate this move, we are subject to the risk of political, economic, or social circumstances that could delay our ability to complete the town move.  If we are unable to complete the town move, our ability to advance our Marmato project could be impaired.

Political and Economic Uncertainties — Because our property interest and exploration activities in Colombia are subject to political, economic and other uncertainties, situations may arise that could have a significantly adverse material impact on us.

Our property interests and proposed exploration activities in Western Colombia are subject to political, economic and other uncertainties, including the risk of expropriation, nationalization, renegotiation or nullification of existing contracts, mining licenses and permits or other agreements, changes in laws or taxation policies, currency exchange restrictions and fluctuations, changing political conditions and international monetary fluctuations.  Future government actions concerning the economy, taxation, or the operation and regulation of nationally important facilities such as mines could have a significant effect on us.  Any changes in regulations or shifts in political attitudes are beyond our control and may adversely affect our business.  Exploration may be affected in varying degrees by government regulations with respect to restrictions on future exploitation and production, price controls, export controls, foreign exchange controls, income taxes, expropriation of property, environmental legislation and mine and/or site safety.  No assurances can be given that our plans and operations will not be adversely affected by future developments in Colombia.  Colombia is home to South America's largest and longest running insurgency.  Any changes in regulations or shifts in political attitudes are beyond the control of the Company and may adversely affect our business.

Government Regulation and Environmental Risks — Because we are subject to various governmental regulations and environmental risks, we may incur substantial costs to remain in compliance.

Our operations are subject to Colombian and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials.  Any changes in these laws could affect our operations and economics.  Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us.  We cannot predict how agencies or courts in Colombia will interpret existing laws and regulations or the effect that these adoptions and interpretations may have on our business or financial condition.  We may be required to make significant expenditures to comply with governmental laws and regulations.

Any significant mining operations will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and certain impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off.  No assurances can be given that such environmental issues will not have a material adverse effect on our operations in the future.  While we believe we do not currently have any material environmental obligations, exploration activities may give rise in the future to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

Additionally, we do not maintain insurance against environmental risks.  As a result, any claims against us may result in liabilities we will not be able to afford, resulting in the failure of our business.  Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.  Parties engaged in exploration operations may be required to compensate those suffering loss or damage by reason of the exploration activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenditures and costs or require abandonment or delays in developing new mining properties.

Competition — In the event that we are unable to successfully compete within the mineral exploration business, we may not be able to achieve profitable operations.

The mineral exploration business is highly competitive.  This industry has a multitude of competitors and many competitors dominate this industry.  Many of our competitors have greater financial resources than us.  As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities or in the retention of qualified personnel.  No assurances can be given that we will be able to compete effectively.

Commodity Fluctuations — Due to numerous factors beyond our control which could affect the marketability of gold including the market price for gold, we may have difficulty selling any gold if commercially viable deposits are found to exist.

The availability of markets and the volatility of market prices are beyond our control and represent a significant risk.  Even if commercially viable deposits of gold are found to exist on our property interests, a ready market may not exist for the sale of the reserves.  Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  These factors could inhibit our ability to sell gold in the event that commercially viable deposits are found to exist.

Production Risks — In the event that commercially viable deposits are found to exist, there is a risk that we may not have to requisite resources and expertise to place our properties into commercial production.

We have limited prior experience in placing mineral properties into production and our ability to do so will be dependent upon us using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise.  There can be no assurance that we will have available to us the necessary expertise when and if we place our resource properties into production.  Furthermore, as input costs continue to rise in the current economic environment, there can be no assurance that we will be able to place our properties into commercial production on economically favorable terms.

Dependence on Key Management and Scarce Resources — Because our success is dependent upon a limited number of people, our business may fail if those individuals leave the company.

The ability to identify, negotiate and consummate transactions that will benefit us is dependent upon the efforts of our management team.  The loss of the services of any member of management could have a material adverse effect on us.  Our planned drilling activities may require significant investment in additional personnel and capital equipment.  Given the current shortage of equipment and experienced personnel within the mining industry, there can be no assurance that we will be able to acquire the necessary resources to successfully implement our business plan.  We have historically experienced, and continue to experience, significant delays in receiving quality assay and check assay results from our third-party analytical laboratories, and, as a result, there can be no assurance that we will be able to complete our resource estimates on a timely basis.

Dependence on a Single Exploration Region — Because we are currently dependent upon one principal mineral district, should our properties fail to generate sufficient revenue to support future operations, our business may fail.

We are currently dependent upon one principal mineral region, that being the Marmato Mountain Gold District in Colombia.  The Marmato Mountain Gold District may never develop into commercially viable ore bodies, which would have a materially adverse affect on our potential mineral resource production, profitability, financial performance, and results of operations.

Exploration and Mining Risks — Because mineral exploration and mining involve a high-degree of physical and financial risk, we may never achieve profitable operations, and our business may fail.

The business of exploring for minerals and mining involves a high degree of risk.  Only a small proportion of the properties that are explored are ultimately developed into producing mines.  At present, none of our properties have proven or probable reserves and the proposed programs are an exploratory search for proven or probable reserves.  The mining areas presently being assessed by us may not contain economically recoverable volumes of minerals or metals.  Our operations may be disrupted by a variety of risks and hazards which are beyond our control, including fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor and other risks involved in the operation of mines and the conduct of exploration programs.  We have relied and may continue to rely upon consultants and others for operating expertise.  Should economically recoverable volumes of minerals or metal be found, substantial expenditures will be required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities or having sufficient grade to justify commercial operations or that funds required for development can be obtained on a timely basis.  The economics of developing gold and other mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.  In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material.  Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations.  There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations.  Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.  Depending on the price of gold or other minerals produced, which have fluctuated widely in the past, we may determine at any time that it is impractical to commence or continue commercial production.

Risks Inherent in Estimating Mineral Resources and Production — If we have incorrectly estimated our mineral resources and future production, our future revenues will be materially negatively affected.

Our mineral resource estimates are estimates only and no assurance can be given that any proven or probable reserves will be discovered or that any particular level of recovery of minerals will in fact be realized or that an identified reserve or resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.  In addition, the grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material.  Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions.  Discussions of our mineral resource estimates should not be interpreted as assurances of commercial viability or potential or of the profitability of any future operations.

Conflicts of Interest — Because our directors and officers may serve as directors or officers of other companies, they may have a conflict of interest in making decisions for our business.

Our directors and officers may serve as directors or officers of other companies or have significant shareholdings in other resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms.  In accordance with the laws of the State of Delaware, our directors are required to act honestly, in good faith and in our best interests.  In determining whether or not we will participate in a particular program and the interest therein to be acquired by us, the directors will primarily consider the degree of risk to which we may be exposed and our financial position at that time.

Repatriation of Earnings — If restrictions on repatriation of earnings from Colombia to foreign entities are instituted, our business may be materially negatively affected.

Currently there are no restrictions on the repatriation from Colombia of earnings to foreign entities.  However, given the political climate in Latin America and its history of regime changes there can be no assurance that restrictions on repatriations of earnings from Colombia will not be imposed in the future.

Currency Fluctuations — Because we conduct operations in Colombia, we are subject to foreign currency fluctuations, which may materially affect our financial results.

Our operations in Colombia make us subject to foreign currency fluctuations and such fluctuations may materially affect our financial position and results.  We report our financial results in U.S. dollars and incur expenses in U.S. dollars, Canadian dollars, and Colombian pesos.  As the exchange rate between the Canadian dollar and Colombian peso fluctuates against the U.S. dollar, we will experience foreign exchange gains and losses, both realized and unrealized, and such gains and losses may be significant.  We do not hedge any of our foreign currency denominated balance sheet or operating exposures.

Enforcement of Civil Liabilities — Because substantially all of our assets are located outside of the United States, it may be difficult or impossible to enforce judgments granted by a court in the United States against our assets, directors, or officers.

Substantially all of our assets are located outside of the United States, and certain of our directors and officers are resident outside of the United States.  As a result, it may be difficult or impossible to enforce judgments granted by a court in the United States against our assets or our directors and officers residing outside of the United States.

Internal Controls — If we fail to maintain an effective system of internal control, we may not be able to accurately report our financial results or prevent fraud, resulting in current and potential stockholders losing confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.  We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement.  Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Sarbanes-Oxley — New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals.  The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.  The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.  As a public company, we are required to comply with the Sarbanes-Oxley Act.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.  We are currently working towards our Sarbanes-Oxley 404 compliance schedule, but it is a costly and time-consuming process and there can be no assurance that we will be compliant within the relevant legislation requirements.  We have limited internal and external resources and devote to becoming SOX 404 compliant and there can be no assurance we will be compliant.  We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Project Costs — Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

We have and will in the future engage consultants to assist it with respect to our operations in Colombia.  We are beginning to deal with the various regulatory and governmental agencies, and the rules and regulations of such agencies, in connection with the advancement of the Marmato and Caramanta projects.  No assurances can be given that we will be successful in our efforts.  Further, in order for us to operate and grow our business in Colombia, we need to continually conform to the laws, rules and regulations of such country and local jurisdiction.  It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change.  Uncertainty and new regulations and rules could increase our cost of doing business, or prevent us from conducting our business.

Commercialization Risks — Our due diligence activities with respect to our property interests cannot assure that these properties will ultimately prove to be commercially viable.

Our due diligence activities have been limited, and to a great extent, we have relied upon information provided to us by third-party advisors.  Accordingly, no assurances can be given that the properties or mining rights we possess will contain adequate amounts of gold for commercialization.  Further, even if we recover gold from such mining properties, we cannot guarantee that we will make a profit.  If we cannot acquire or locate commercially exploitable gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially adversely affected.  At present, none of our properties have proven or probable reserves and the proposed programs are an exploratory search for proven or probable reserves.  The mining areas presently being assessed by us may not contain economically recoverable volumes of minerals or metals.  We have relied and may continue to rely, upon consultants and others for operating expertise.

Short Selling — Because our common stock is quoted and traded on the over-the-counter bulletin board and the Toronto Stock Exchange, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale.  The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale.  Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock.  In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock.  As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued at any time.  These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges.  Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Dividends — Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.  Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.  Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment.  Investors seeking cash dividends should not purchase our common stock.

Stock Price Volatility — Because our stock price can be volatile, investors may not be able to recover any of their investment.

Stock prices in general, and stock prices of mineral exploration companies in particular, have experienced extreme volatility that often have been unrelated to the operating performance or any specifics of the company.  Factors that may influence the market price of our common stock include:

(i)

actual or anticipated changes or milestones in our operations;

(ii)

our ability or inability to acquire gold mining properties or interests in such properties in Colombia;

(iii)

our ability or inability to generate revenues;

(iv)

increased competition within Colombia and elsewhere;

(v)

government regulations, including mineral exploration regulations that affect our operations;

(vi)

predictions and trends in the gold mining exploration industry;

(vii)

volatility of gold market prices;

(viii)

sales of common stock by “insiders”; and

(ix)

announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

Our stock price may also be impacted by factors that are unrelated or disproportionate to our operating performance.  These market fluctuation, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our common stock.

Penny Stock Rules — Because our common stock is quoted on the over-the-counter bulletin board administered by FINRA and is subject to the “Penny Stock” rules, the level of trading activity in our stock on the over-the-counter bulletin board may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the over-the-counter bulletin board administered by FINRA).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of shares of common stock pursuant to this prospectus.  We will not receive any of the proceeds from such sales.

SELLING SECURITYHOLDERS

Additional Securities

On December 28, 2007, we completed a private sale of 9,165,226 units at a price of Cdn$1.10 per unit.  Each unit consists of one share of common stock and one-half of one common share purchase warrant.  Each full warrant entitles the holder to purchase one share of common stock at a price of Cdn$2.00 per share until December 28, 2012.  In connection with the offering, we paid customary fees and issued 595,739 common share purchase warrants to the placement agents retained for the offering.  Each agents' warrant entitles the holder to purchase one share of at an exercise price of Cdn$1.20 for a period of 24 months.  In total, we issued 9,165,226 shares of common stock and common share purchase warrants exercisable for an aggregate of 5,178,352 shares of common stock, in transactions exempt from the registration requirements of the Securities Act of 1933.  The selling securityholders named below, including their transferees, pledges or donees or their successors, may from time to time offer and sell, pursuant to this prospectus and the prospectus supplement, if any,  all, some or none of the shares of common stock, including shares of common stock issued upon the exercise of warrants.

The table below sets forth the name of each selling securityholder, the number of shares of our common stock that the selling securityholder beneficially owned prior to the offering and the number of such shares being registered for sale by the selling securityholder under this prospectus.  The number and percentage of outstanding common shares beneficially owned upon completion of the offering assumes that all of the common shares registered by the selling securityholders under this prospectus have been sold and is based on 86,590,075 of our common shares outstanding as of December 31, 2007.  Except as disclosed below, the selling securityholders do not have, and within the past three years has not had, any position, office or other material relationship with us or any of our affiliates.

The information is based on information provided to us by or on behalf of the selling securityholders on or prior to December 28, 2007.  The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of shares of common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act of 1933.  Information about the selling securityholders may change from time to time.  Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

The selling securityholders may from time to time on one or more occasions offer and sell any or all of the common shares that are registered under this prospectus.  The registration of our common shares held by the selling securityholders does not necessarily mean that any selling securityholder will offer or sell any of its shares.  For information on the procedure for sales by the selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to This Offering	Shares of Common Stock to Be Received upon the Exercise of Warrants	Total Shares of Common Stock that May Be Offered Hereby	Shares of Common Stock Beneficially Owned upon Completion of This Offering	Percent Beneficially Owned upon Completion of This Offering(1)
Gold 2000 Ltd(2)	2,727,270	1,363,635	4,090,905	0	—
BMO Harris Investment Mgmt(3)	2,325,728	1,136,364	3,409,092	53,000	—
Tocqueville Gold Offshore Fund, Ltd.(4)	2,181,818	1,090,909	3,272,727	0	—
First State Investments Gold & Precious Metals Long Short Fund Limited(5)	550,000	275,000	825,000	0	—
Tocqueville Gold Partners, LP(6)	545,456	272,728	818,184	0	—
Timothy G. Dalton, Jr.	825,544	227,272	681,816	371,000	—
CD Private Equity Natural Resources Fund(7)	227,500	113,750	341,250	0	—
Casey Early Opportunity Resource Fund LLC(8)	90,910	45,455	136,365	0	—
Grange Nominees Ltd.(9)	75,000	37,500	112,500	0	—
Thomas B. Beattie(10)	20,000	10,000	30,000	0	—
Peter Somerville	20,000	10,000	30,000	0	—
Haywood Securities (U.K.) Ltd.(11)(15)(16)	10,000	354,389	354,389	10,000	—

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to This Offering	Shares of Common Stock to Be Received upon the Exercise of Warrants	Total Shares of Common Stock that May Be Offered Hereby	Shares of Common Stock Beneficially Owned upon Completion of This Offering	Percent Beneficially Owned upon Completion of This Offering(1)
Canaccord Capital Corporation(12)(15)	0	177,519	177,519	0	—
MGI Securities Inc.(13)(15)	0	58,956	58,956	0	—
Westmount Capital(14)(15)	0	88,095	4,875	0	—
Total	9,599,226	5,261,572	14,343,578	434,000	—

__________

(1)

“—” denotes less than one percent.

(2)

We have been informed that the control persons of the named selling securityholder are Max Obrist, Christine Godfray, Amini Awe, Katrina Ebanks, Solvena Moore, Charles Farrington and Karen Henney-Owens.

(3)

We have been informed that the control person of the named selling securityholder is Paul Taylor.

(4)

We have been informed that the control person of the named selling securityholder is John Hathaway.

(5)

We have been informed that the control person of the named selling securityholder is Chris Baker.

(6)

We have been informed that the control person of the named selling securityholder is John Hathaway.

(7)

We have been informed that the control person of the named selling securityholder is Carmel Daniele.

(8)

We have been informed that the control person of the named selling securityholder is Olivier Garrett.

(9)

We have been informed that the control person of the named selling securityholder is Henry Shohet.

(10)

Thomas B. Beattie is an employee of Haywood Securities (U.K.) Ltd.

(11)

We have been informed that the control person of the named selling securityholder is Daniel Brooks.

(12)

We have been informed that the control person of the named selling securityholder is Craig Warren.

(13)

We have been informed that the control person of the named selling securityholder is Daniel Barnholden.

(14)

We have been informed that the control person of the named selling securityholder is Robert Seguin.

(15)

Haywood Securities (U.K.) Ltd., Canaccord Capital Corporation, MGI Securities Inc. and Westmount Capital acted as placement agents in connection with the private placement completed December 28, 2007 and received warrants to purchase a total of 595,739 shares of our common stock and customary fees as compensation for their services.  Certain of these placement agents have assisted us with previous private placements.

(16)

Our director, Edward Flood, is Managing Director, Investment Banking of Haywood Securities (U.K.) Ltd.

Securities Covered by Registration Statement No. 333-146179

The selling shareholders named below are offering shares of common stock being registered by this prospectus. The shares include the following:

1.

8,483,000 common shares and 4,241,500 common shares to be issued upon the exercise of warrants that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on August 14, 2007.

2.

508,980 shares of common stock to be issued upon the exercise of warrants issued as a commission in connection with the exempt offering from registration under Regulation S of the Securities Act of 1933 and completed on August 14, 2007.

On August 14, 2007 we completed a private equity offering of 8,483,000 units at $1.40 CDN per unit to a total of 24 investors. Each unit consists of one share of our common stock and one-half Warrant (the “Warrant”) for a total of 8,483,000 common shares and 4,241,500 Warrants issued. Each Warrant is exercisable for one common share at an exercise price of $1.85 CDN and the Warrants are exercisable for 12 months following the closing of the offering. The Warrant also requires the holder to exercise, upon notice from the Company, in the event that during any fifteen consecutive trading days, the common stock of the Company closes at or above $2.25 CDN on a recognized North American stock exchange. In connection with this private equity offering, we issued additional warrants to our placing agents (the “Agent's Warrants”) to purchase 508,980 shares of our common stock, with each Warrant exercisable at a price of $1.40 CDN for a period of thirty-six months from the date of issuance.

At the time of the purchase, no selling shareholder named below had any agreements or understandings to distribute the securities.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders named below as of the commencement of the offering, including:

1.

The number of shares owned by each prior to this offering;

2.

The number of shares to be received upon the exercise of warrants;

3.

The total number of shares that are to be offered by each;

4.

The total number of shares that will be owned by each upon completion of the offering;

5.

The percentage owned by each upon completion of the offering; and

6.

The identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 74,299,849 shares of common stock outstanding on September 1, 2007.

Name of Selling Shareholder	Shares Owned Prior to This Offering	Shares to be Received upon the exercise of Warrants	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering
Absolute East West Master Fund Ltd.(1)	7,000,000	1,000,000	3,000,000	5,000,000	6.7%
The Breithorn Master Fund(2)	1,600,000	800,000	2,400,000	0	0%
Galena Special Situations Master Fund Limited(3)	1,500,000	600,000	1,800,000	300,000	0.4%
Gesico International S.A.(4)	1,335,000	250,000	750,000	835,000	1.1%
Hare & Co.(5)	1,533,000	176,500	529,500	1,180,000	1.6%
Gerlach & Co.(6)	1,427,000	53,500	160,500	1,320,000	1.8%
Goldman Sachs and Company(7)	40,000	20,000	60,000	0	0%
Nesbitt Burns(8)	500,000	250,000	750,000	0	0%
ZKB Pool Precious Metals(9)	300,000	150,000	450,000	0	0%
Banque Cantonale Verdoise(10)	150,000	75,000	225,000	0	0%
Bank Vontobel AG(11)	100,000	50,000	150,000	0	0%
D. Frank Lucas(12)	10,000	5,000	15,000	0	0%
Anima S.G.R.p.A, Rubrica Anima Fondo Trading(13)	730,000	40,000	120,000	650,000	0.9%
Anima S.G.R.p.A, Rubrica Anima Fondattivo(14)	150,000	75,000	225,000	0	0%
Anima S.G.R.p.A, Anima America(15)	350,000	175,000	525,000	0	0%
Grange Nominees Limited(16)	407,000	153,500	460,500	100,000	0.1%
Banque de Luxembourg(17)	350,000	175,000	525,000	0	0%
Samaria Limited(18)	105,000	52,500	157,500	0	0%
Kleio Anstalt(19)	45,000	22,500	67,500	0	0%
Bank Julius Baer & Co. Ltd(20)	502,000	26,000	78,000	450,000	0.6%
Credit Agricole (Suisse) SA(21)	254,000	42,000	126,000	170,000	0.2%
Heinz Hoefliger(22)	100,000	50,000	150,000	0	0%

Evergreen Capital Corporation Sarl(23)	0	411,600	411,600	0	0%
Westmont Capital(24)	0	83,220	83,220	0	0%
Parkdale Investments SA(25)	0	8,160	8,160	0	0%
Global Business Partners AG(26)	0	6,000	6,000	0	0%
Total	18,488,000	4,750,480	13,233,480	10,005,000	13.5%

__________

(1)

We have been informed that the control person of the named selling shareholder is Florian Homm.

(2)

We have been informed that the control person of the named selling shareholder is Paul Bate.

(3)

We have been informed that the control person of the named selling shareholder is Jeremy Weir.

(4)

We have been informed that the control persons of the named selling shareholder are Roberto Rizzo & Tobias Richmann.

(5)

We have been informed that the control persons of the named selling shareholder are Tino Isnardi & Trevor Steel.

(6)

We have been informed that the control persons of the named selling shareholder are Tino Isnardi & Trevor Steel.

(7)

We have been informed that the control persons of the named selling shareholder are Tino Isnardi & Trevor Steel.

(8)

We have been informed that the control person of the named selling shareholder is Paul Taylor.

(9)

We have been informed that the control persons of the named selling shareholder are Matthias Ramses & Eric Meier.

(10)

We have been informed that the control person of the named selling shareholder is Peter Brandle.

(11)

We have been informed that the control person of the named selling shareholder is Oliver Chedel.

(12)

We have been informed that the control person of the named selling shareholder is D. Frank Lucas.

(13)

We have been informed that the control person of the named selling shareholder is Giordano Martinelli.

(14)

We have been informed that the control person of the named selling shareholder is Giordano Martinelli.

(15)

We have been informed that the control person of the named selling shareholder is Giordano Martinelli.

(16)

We have been informed that the control persons of the named selling shareholder are Tom Humphries (160,500 shares) & Henri Shohet (300,000 shares).

(17)

We have been informed that the control persons of the named selling shareholder are M. Rohr & P. Girardet.

(18)

We have been informed that the control person of the named selling shareholder is Jason Bell.

(19)

We have been informed that the control person of the named selling shareholder is Jason Bell.

(20)

We have been informed that the control person of the named selling shareholder is Urs Mettler.

(21)

We have been informed that the control person of the named selling shareholder is Jean-Pascal Rey.

(22)

We have been informed that the control person of the named selling shareholder is Heinz Hoefliger.

(23)

We have been informed that the control person of the named selling shareholder is Brad Bloomer.

(24)

We have been informed that the control person of the named selling shareholder is Robert Seguin.

(25)

We have been informed that the control person of the named selling shareholder is Stephen Moses.

(26)

We have been informed that the control person of the named selling shareholder is Georg Hochwimmer.

Evergreen Capital Corporation Sarl, Westmont Capital, Parkdale Investments SA, and Global Business Partners AG acted as placing agents in connection with our private placement completed on August 14, 2007 and received warrants to purchase a total of 508,980 shares of our common stock and $712,572 CDN as compensation for their services.  Certain of these placing agents have assisted us with previous private placements.  Except as described in the preceding sentences, none of the selling shareholders has had a material relationship with us other than as a shareholder at any time within the past three years or has been one of our officers or directors.

Securities Covered by Registration Statement No. 333-142249

The selling shareholders named below are offering shares of common stock being registered by this prospectus. The shares include the 9,020,000 common shares that the selling shareholders acquired from us by the selling shareholders in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on March 21, 2007. Also included in this prospectus are 150,000 shares of common stock issued to a consultant as compensation for services rendered.

At the time of the purchase, no selling shareholder named below had any agreements or understandings to distribute the securities.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders named below as of the commencement of the offering, including:

1.

The number of shares owned by each prior to this offering;

2.

The total number of shares that are to be offered by each;

3.

The total number of shares that will be owned by each upon completion of the offering;

4.

The percentage owned by each upon completion of the offering; and

5.

The identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 65,816,849 shares of common stock outstanding on August 9, 2007.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering

Proprietary Partners Fund Ltd. (1)
Rodus Building 4th Floor, P.O. Box 4064
Road Town, Tortola, British Virgin Islands	250,000	250,000	0	0%

HARE & Co. (2)
c/o Baker Steel Capital Managers LLP
86 Jermyn Street
London, England SWIY6JD	940,000	940,000	0	0%

HARE & Co. (2)
c/o Baker Steel Capital Managers
86 Jermyn Street
London, England SWIY6JD	240,000	240,000	0	0%

GERLACH & Co. (2)
c/o Baker Steel Capital Managers
86 Jermyn Street
London, England SWIY6JD	1,060,000	1,060,000	0	0%

GERLACH & Co. (2)
c/o Baker Steel Capital Managers
86 Jermyn Street
London, England SWIY6JD	260,000	260,000	0	0%

Galena Special Situations Master Fund Limited (3)
c/o International Management Services Ltd.
4th Floor Harbour Centre, P.O. Box 61Gt
Grand Cayman, Cayman Islands,
British West Indies	300,000	300,000	0	0%

GESICO International S.A. (4)
c/o HSBC Guyerzeller Bank
Genferstrasse 8
Zurich, Switzerland, 8027	835,000	500,000	335,000	0.5%

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering

Grange Nominees Limited (5)
P.O. Box 116, Trafalgar Court, Admiral park
St. Peter Port, Guernsey, Channel Islands
GY1 3EZ	100,000	100,000	0	0%

Cavan Vetier for Samaria (6)
Bridport & Co. (JSY) Ltd.
Union House, Union Street, St Hellier, Jersey
JE23RF	52,500	52,500	0	0%

Cavan Vetier for Kleio (6)
Bridport & Co. (JSY) Ltd.
Union House, Union Street, St Hellier, Jersey
JE23RF	22,500	22,500	0	0%

Craig Warren
21 Otler Crescent
Toronto, Ontario, M5N 2W3	25,000	25,000	0	0%

Swissfirst Bank (Liechtenstein) AG (8)
Austrasse 61
Vaduz, Liechtenstein, 9490	200,000	200,000	0	0%

Absolute East West Master Fund (9)
One Cayman House, 215 North Church Street
P.O. Box 10630 APO, Grand Cayman
Cayman Islands	3,000,000	3,000,000	0	0%

Bank Julius Baer & Co. Limited (10)
Bahnhofstrasse 36
Zurich, Switzerland, 8010	70,000	70,000	0	0%

Credit Agricole (Suisse) S.A (7) (11)
66, Rue Du Stand
Geneva, Switzerland, 1204	1,021,192	175,000	846,192	1.3%

Evergreen Investment Corporation (12)
1 chemin la Foge
Commugny, Switzerland 1291	150,000	25,000	125,000	0.2%

Bansco & Co. (13)
In Trust for Salida Multi Strategy A/C #78200003
Scotia Plaza 40, King Street West
Toronto Ontario, M5W 2X6	900,000	900,000	0	0%

T. Finn & Co. (13)
c/o Ogier Fiduciary Services (Cayman) Limited
PO Box 1234 GT, Queensgate House
South Church Street, George
Town. Grand Cayman
(Cayman Islands)	900,000	900,000	0	0%

Global Business Partners AG (14)
Hafenwag 8
CH-8808 Pfaffkon
Switzerland	150,000	150,000	0	0%

Total	10,476,192	9,170,000	1,306,192	2.0%

__________

(1)

Martin Lechner, Luca Pessarini, and Stefan Muller are the beneficial owners of the shares held by Proprietary Partners Fund Ltd.

(2)

Trevor Steel and David Baker are the beneficial owners of the shares held by HARE & Co. and GERLACH & Co.

(3)

Cedric Chone is the beneficial owner of the shares held by Galena Special Situations Master Fund Limited

(4)

Tobias Rietmann and Roberto Rizzo are the beneficial owners of the shares held by GESICO International S.A.

(5)

Enrico Shohet is the beneficial owner of the shares held by Grange Nominees Limited

(6)

Cavan Vetier and Jason Bell are the beneficial owners of the shares held by Cavan Vetier for SAMARIA and Cavan Vetier for KLEIO.

(7)

Claude Olivier and Alain Candellero are the beneficial owners of 75,000 of the shares held by Credit Agricole (Suisse) SA

(8)

Markus Foser and Juergen Coop are the beneficial owners of the shares held by Swissfirst Bank (Liechtenstein) AG

(9)

Florian Homm is the beneficial owner of the shares held by Absolute East West Master Fund

(10)

Urs Mettler is the beneficial owner of the shares held by Bank Julius Baer & Co. Ltd.

(11)

Henry Shohet is the beneficial owner of 100,000 of the shares held by Credit Agricole (Suisse) SA

(12)

Martin C. Hubble is the beneficial owner of the shares held by Evergreen Investment Corporation

(13)

Danny Greg is the beneficial owner of the shares held by Bansco & Co. In Trust for Salida Multi Strategy A/C #78200003) and T. Finn & Co. FBO BTR Global Growth Trading Limited

(14)

Heinz Hofliger is the beneficial owner of the shares held by Global Business Partners AG

Other than as disclosed above, none of the selling shareholders:

(1)

has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)

has been one of our officers or directors.

Securities Covered by Registration Statement No. 333-136140

The selling shareholders named below are offering shares of common stock being registered by this prospectus. The shares include the following:

▪

4,221,000 common shares and the 3,471,000 common shares issued upon the exercise of the warrants that the selling shareholders acquired from us by the selling shareholders in an offering that was exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933 and completed on October 14, 2005;

▪

368,100 shares of common stock issued as a commission in connection with the exempt offering from registration under Rule 506 of Regulation D of the Securities Act of 1933 and completed on October 14, 2005;

▪

3,126,083 shares of common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on January 10, 2006;

▪

6,500,666 common shares and the right to purchase 6,500,666 common shares that are underlying each warrant that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on April 26, 2006;

▪

390,040 shares of common stock that are underlying warrants issued as a commission in connection with the exempt offering from registration under Regulation S of the Securities Act of 1933 and completed on April 26, 2006;

At the time of the purchase, no selling shareholder named below had any agreements or understandings to distribute the securities.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders named below at the commencement of the offering, including:

1.

The number of shares owned by each prior to this offering;

2.

The number of shares to be received upon the exercise of warrants;

3.

The total number of shares that are to be offered by each;

4.

The total number of shares that will be owned by each upon completion of the offering;

5.

The percentage owned by each upon completion of the offering; and

6.

The identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 56,036,849 shares of common stock outstanding on February 1, 2007.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Shares To Be Received Upon The Exercise of Warrants	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering

Absolute Octane Fund
One Cayman House
215 North Church St.
P.O. Box 10630 APO
Grand Cayman, Cayman Islands	1,800,000	1,800,000	3,600,000	0	0%

Absolute East West Fund
One Cayman House
215 North Church St.
P.O. Box 10630 APO
Grand Cayman, Cayman Islands	2,000,000	2,000,000	4,000,000	0	0%

Wendy Caledon
Flat 14
26 Lowndes Street
London, England, UK, SW1 X95D	12,000	12,000	24,000	0	0%

Mexana Limited
Akara Building.
24 De Castro Street
Wickhams Cay I
Road Town, Tortola, BVI	166,666	166,666	333,332	0	0%

Timeless Precious Metal Fund
123 Melita Street
Valletta, Malta, VLT 16	200,000	200,000	400,000	0	0%

Georges Berberat
Chemin Rieu, Nr 10, CH-1208 Geneva, Switzerland	60,000	10,000	70,000	0	0%

Anima S.G.R.p.A. Rubrica Anima Fondo Trading
Via Brera 18
20121 Milan, Italy	500,000	500,000	1,000,000	0	0%

Anima S.G.R.p.A Rubrica- Fondattivo
Via Brera 18
20121 Milan, Italy	150,000	150,000	300,000	0	0%

Anima S.G.R.p.A. Rubrica - Anima America
Via Brera 18
20121 Milan, Italy	350,000	350,000	700,000	0	0%

Monique Steinbruchel
9 Route De Covery
Meinier 1252, Switzerland	12,000	12,000	24,000	0	0%

Standard Bank Jersey Ltd. As Custodian of Belgravia Gold & Resource Fund LP
47-49 La Motte Street
St Helier, Jersey
Channel Islands, JE4 8XR	150,000	150,000	300,000	0	0%

Gesico International S.A.
P.O. Box 7412
Panama 5, Republic of Panama	335,000	335,000	670,000	0	0%

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Shares To Be Received Upon The Exercise of Warrants	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering

Amerfin SA
C/O CapitalPro International Inc., 2 Rue Robert De Traz
Geneva 1206, Switzerland	70,000	70,000	140,000	0	0%

Finaline Business
P. Moncheur-Finaline
10 Rue De La Corraterie
Geneva 1204, Switzerland	50,000	50,000	100,000	0	0%

Petrus FD
P. Moncheur-Finaline
10 Rue De La Corraterie
Geneva 1204, Switzerland	100,000	100,000	200,000	0	0%

Mel Craw
Route De La Florettaz 71
Cheserex 1275, Switzerland	27,000	27,000	54,000	0	0%

RBSI Custody Bank Ltd.
REF Samaria a/c No. 306734
St. Andres House Le Bordage St.
Guernsey Channel Islands
GX1 1BR	75,000	75,000	150,000	0	0%

Stephan Chayto
12, Vent Blanc
Geneva 1223, Switzerland	110,000	10,000	120,000	0	0%

Miguel Rivera
8 Chemin Tivoli, Petit-Lancy, 1213
Geneva, Switzerland	3,000	3,000	6,000	0	0%

John A. Marden
Rte de Malaguou, 10, CH 1208,
Geneva, Switzerland	15,000	15,000	30,000	0	0%

Peter Gheysens
36A Chemin Armand Dufaux, 1245
Geneva, Switzerland	10,000	10,000	20,000	0	0%

Pierre Arbour
1434 Sherbrooke West
Montreal, Quebec Canada
H3G 1K4	25,000	25,000	50,000	0	0%

Credit Agricole (Suisse) SA
Administration titres
46-48 chemin de Beree, 10 Lausanne, Switzerland	2,630,000	75,000	2,705,000	0	0%

Julius Baer & Co. Ltd
Rue Pierre - Fatio 7
P.O. Box 3142
1211 Geneva 3
Switzerland.
Attention: Mr. Cedric Follonier	415,000	255,000	670,000	0	0%

Olivier Turrettini
Chemin du Nantet 36
CH-1245 Collonge
Bellerive, Switzerland.	20,000	20,000	40,000	0	0%

Northcove Holdings SA
19 Blvd. Georges-Favon
1204 Geneva, Switzerland	56,500	0	56,500	0	0%

Parkdale Investments SA
1, rue du Cendrier, 1201
Geneva, Switzerland	0	72,220	72,220	0	0%

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Shares To Be Received Upon The Exercise of Warrants	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering

Evergreen Investment Corp.
22 rue Henri-Mussard, 1207
Geneva, Switzerland	0	236,620	236,620	0	0%

Westmount Capital
17, rue du Cendrier, 1201
Geneva, Switzerland	0	73,000	73,000	0	0%

RAM Partners SA
19 blvd Georges-Favon, CH-1204
Geneva, Switzerland	0	8,200	8,200	0	0%

Heritage Bank & Trust
12, cours des Bastions,
P.O. Box 3341,
1211 Geneva 3, Switzerland	100,000	0	100,000	0	0%

Francis G. O'Hara
C/O RAMP Partners,
19 Blvd Georges-Favon, CH
1204 Geneva, Switzerland	70,000	0	70,000	0	0%

Francis G. O'Hara
C/O RAMP Partners,
19 Blvd Georges-Favon, CH
1204 Geneva, Switzerland	50,000	0	50,000	0	0%

Bank Julius Baer & Co. Ltd
Bahnhofstrasse 36,
8010 Zurich, Switzerland	721,600	80,000	801,600	0	0%

FPFS CS Ireland Ltd.
Custom House Plaza 5th Fl. Plaz
IFSC Dublin 1 Ireland	835,000	0	835,000	0	0%

Pierre-Eric BOSSI
Rue Du Leman 18,
1201 Geneve, Switzerland	10,000	0	10,000	0	0%

Pierre-Eric BOSSI
Rue Du Leman 18,
1201 Geneve, Switzerland	50,000	0	50,000	0	0%

George S. Palfi
8 rue, Pedro-Meylan,
1208 Geneva, Switzerland	100,000	0	100,000	0	0%

BMO Nesbitt Burns in Trust for A/C 402-20141-22 36th Floor,
1 First Canadian Place,
Toronto, ON, Canada, M5X 1H3,
Attn Paulette Palumbo	350,000	0	350,000	0	0%

Laurent MARTIN-ROUAIX
17 rue des Maraichers,
1205 Geneva, Switzerland	9,000	0	9,000	0	0%

Morrie Tobin
40 Bassano Road,
Toronto, Ontario, Canada, M2N 2K1	100,000	0	100,000	0	0%

Morrie Tobin
40 Bassano Road,
Toronto, Ontario,Canada, M2N 2K1	83,333	0	83,333	0	0%

Evergreen Investment Corporation
c/o Executive Relocation,
54 rue de Lausanne,
1202 Geneva, Switzerland	65,000	0	65,000	0	0%

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Shares To Be Received Upon The Exercise of Warrants	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering

Evergreen Investment Corporation
c/o Executive Relocation,
54 rue de Lausanne,
1202 Geneva, Switzerland	60,000	0	60,000	0	0%

Henry Galvin
45C8 Dalhart road. NW.,
Calgary, Alberta, Canada, T3A1B7	30,000	0	30,000	0	0%

Martino Vergata
2020 Sinclair Street, Winnipeg, Manitoba, Canada, R2V 4G5	15,000	0	15,000	0	0%

Portal Standards Inc.
Main Street, Charlestown,
Nevis, West Indies	500,000	0	500,000	0	0%

Mr. Yuri Baybazarov
Crown Capital Group Ltd.,
C/O Dimitry Spivak,
12 Ch. De laTour De Champel,
1206 Geneva, Switzerland	55,750	0	55,750	0	0%

Christian Weyer
Primaco S.A., Rue A Saladin,
P.O. Box 6,
1299 Crans-Pres-Celigny, Switzerland	50,000	0	50,000	0	0%

Behzad Shayanfar
31 Bickenhall Mansions, Bickenhall Street, London, W1U 6BR, UK	25,000	0	25,000	0	0%

George Gut
Le Majestic, 1936 Verbier 1S, Switzerland	15,000	0	15,000	0	0%

Richard Hunter
3828 West Broadway
Vancouver, B.C., Canada V6R 2C3	80,000	0	80,000	0	0%

Gilmore Advisors Ltd. (BVI)
C/O Leon Afanassiev
Rue de la Vallee 3,
1204 Geneva-Switzerland	40,000	0	40,000	0	0%

Danaya Limited (BVI)
C/O Leon Afanassiev
Rue de la Vallee 3,
1204 Geneva-Switzerland	40,000	0	40,000	0	0%

Vilman Enterprises Ltd. (BVI)
C/O Leon Afanassiev
Rue de la Vallee 3,
1204 Geneva-Switzerland	50,000	0	50,000	0	0%

Pierre-Eric Bossi
Rue Du Leman 18,
1701 Geneva, Switzerland	160,000	0	160,000	0	0%

EFG Eurofinanciere D'Investissement
Villa Des Aigles
15 Avenue D'Ostende
MC 98000, Monaco	80,000	0	80,000	0	0%

Laurent Martin-Rouaix
17 Rue de Maraichers,
1205 Geneva, Switzerland	30,000	0	30,000	0	0%

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Shares To Be Received Upon The Exercise of Warrants	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering

Aldford Group Ltd.
Loyalist Plaza
Don Mackay Blvd.
Marsh Harbour, Abaco, Bahamas	400,000	0	400,000	0	0%

James T. Braha
680 Fox St.
Longboat Key, Florida, 34228	100,000	0	100,000	0	0%

Morrie Tobin
40 Bassano Road
Toronto, Ontario, M2N 2K1	400,000	0	400,000	0	0%

Behzad Shayanfar
Flat 612, 159 Great Dover St.
London, SE1 4WW, UK	150,000	0	150,000	0	0%

Thierry Moret
Chemin de la Dauphine, 9,
1291 Commugny – Switzerland	220,000	0	220,000	0	0%

Rhone International Consulting LLC
PO Box 1071
Portsmouth, NH 03802	200,000	0	200,000	0	0%

Jemaa M'Rad
8, Chemin Gilbert Trolliet,
1209 Geneva, Switzerland	40,000	0	40,000	0	0%

Chris A. Pederson
Rue Beau Sejour 18,
1209 Geneva, Switzerland	80,000	0	80,000	0	0%

Affaires Financieres SA
Lowenstrasse 11,
8001 Zurich, Switzerland	200,000	0	200,000	0	0%

Mac & Co.
P.O. Box 3196
Pittsburgh, PA 15230-3196	100,000	0	100,000	0	0%

Heritage Bank & Trust SA
12 Cours Des Bastions
PO Box 3341,
1211 Geneva 3 – Switzerland	1,580,000	0	1,580,000	0	0%

Roytor & Co for Bank Sal. Oppenheim Jr. & Cie (Switzerland) Ltd.
Uraniastr. 28,
CH-8022 Zurich, Switzerland	800,000	0	800,000	0	0%

Banque Bonhote & Cie SA
16 Rue Du Bassim,
2001 Neuchatel, Switzerland	200,000	0	200,000	0	0%

Bank Insinger de Beaufort Safe Custody NV
Herebracht 537,
1017 BV Amsterdam, Netherlands	100,000	0	100,000	0	0%

Total	17,686,849	6,890,706	24,577,555	0	0%

Other than as disclosed above, none of the selling shareholders:

(1)

has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)

has been one of our officers or directors.

PLAN OF DISTRIBUTION

The selling securityholders may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.  The name of any such underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be described in the applicable prospectus supplement.  The selling securityholders have reserved the right to sell the securities directly to investors in those jurisdictions where selling securityholders are authorized to do so.  The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

The selling securityholders, and their respective agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement.  The selling securityholders may, from time to time, authorize dealers, acting as their agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If the selling securityholders use underwriters to sell securities, the selling securityholders will enter into an underwriting agreement with them at the time of the sale to them.  In connection with the sale of the securities, underwriters may receive compensation from the selling securityholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.  Any underwriting compensation paid by the selling securityholders to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law.  Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.  Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal and may then resell the securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, the selling securityholders will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from the selling securityholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  Such contracts will be subject to any conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.  The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled, under agreements entered into with us or the selling securityholders, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids.  Over-allotment involves sales in excess of the offering size, which creates a short position.  Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions.  Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions.  These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be.  These transactions, if commenced, may be discontinued by the underwriters at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates or the selling securityholders in the ordinary course of business.

The selling securityholders and broker-dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act.  Any commission they receive and any profit upon the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

We have advised the selling securityholders that during such time as the selling securityholders may be engaged in a distribution of the securities covered by this prospectus, the selling securityholders are required to comply with Regulation M promulgated under the Exchange Act.  With certain exceptions, Regulation M precludes the selling securityholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of our common stock.

There can be no assurance that the selling securityholders will sell any or all of the securities covered by this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, with a par value of $0.00001 per share.  As of December 31, 2007, there were 86,590,075 shares of our common stock and 0 shares of our preferred stock issued and outstanding.

Common Stock

Our common stock is entitled to one vote for each share outstanding on each matter voted at a stockholders' meeting, including the election of directors.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present, in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.  Holders of our common stock representing five percent (5%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger, or an amendment to our certificate of incorporation.  Our certificate of incorporation does not provide for cumulative voting in the election of directors.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Board of Directors is authorized to issue all or any of the shares of the preferred stock in one or more series, fix the number of shares, determine or alter for each such series voting powers or other rights, qualifications, limitations, or restrictions thereof.  The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

In the event that a dividend is declared, common stockholders on the record date are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available.

There are no restrictions in our certificate of incorporation or bylaws that restrict us from declaring dividends.  The Delaware General Corporation Law, as amended (“DGCL”), provides that a corporation may pay dividends out of surplus, out the corporation's net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock raving a distribution preference.

Delaware Anti-Takeover Laws

Section 203 of the DGCL provides state regulation over the acquisition of a controlling interest in certain Delaware corporations unless our certificate of incorporation or bylaws provide that the provisions of these sections do not apply.  Our certificate of incorporation and bylaws do not state that these provisions do not apply.  The DGCL creates a number of restrictions on the ability of a person or entity to acquire control of a Delaware corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.

LEGAL MATTERS

The validity of the shares of common stock registered hereunder will be passed upon for us by Shearman & Sterling LLP, Toronto, Ontario.

EXPERTS

The financial statements and the related financial statement schedules for the fiscal year ended December 31, 2006, incorporated in this prospectus by reference to our annual report on Form 10-KSB for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent chartered accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements and the related financial statement schedules for the fiscal year ended December 31, 2005 and for the cumulative period from March 25, 2003 (date of inception) to December 31, 2005, incorporated in this prospectus by reference to our annual report on Form 10-KSB for the year ended December 31, 2006, have been so incorporated in reliance on the report of Vellmer & Chang, independent chartered accountants, given on the authority of said firm as experts in auditing and accounting.

Any technical information regarding the Marmato and Caramanta projects in the Departments of Caldas and Antioquia in the Republic of Colombia, as described in this prospectus, or incorporated by reference hereto, is included in reliance on the technical report submitted by Micon International Limited, an independent consultant.  This information is included in this prospectus in reliance upon the authority of Micon International Limited as experts in these matters.

61,324,613 Shares

Common Stock

_______________

Prospectus

           , 2008

_______________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered.  All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.  We have agreed to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities offered by the selling securityholders.

Securities and Exchange Commission registration fee	$ 626
Printing fees	20,000
Accounting fees and expenses	40,000
Legal fees and expenses	50,000
Miscellaneous expenses	10,000
Total(1)	$ 120,626

__________

(1)

The amounts set forth above are estimates except for the Securities and Exchange Commission registration fee.

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Colombia Goldfields has agreed to indemnify its officers and directors to the fullest extent permitted by law.  Such indemnification is intended to supplement our officers' and directors' liability insurance.

Our certificate of incorporation provides for indemnification of our directors, officers and employees as follows:

A director of the Company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.  If the DGCL is hereafter amended to further reduce or to authorize, with the approval of our stockholder, further reductions in the liability of our directors for breach of fiduciary duty, then a director of the Company shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits us to provide indemnification) through provisions in our bylaws, agreements with such agents or other persons, voting of securityholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its securityholders and others.

Any repeal or modification of any of the foregoing provisions of the indemnification provisions in our certificate of incorporation or bylaws shall be prospective and shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Item 16.  Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings.

a.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

b.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, province of Ontario.

COLOMBIA GOLDFIELDS LTD.
By: /s/ J. Randall Martin
Name: J. Randall Martin
Title: Chief Executive Officer and Vice Chairman of the Board of Directors

Dated:  January 8, 2008

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, jointly and severally, J. Randall Martin, Thomas W. Lough and James Kopperson, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Randall Martin
J. Randall Martin	Chief Executive Officer and Vice Chairman of the Board of Directors (Principal Executive Officer)	January 8, 2008

/s/ Thomas W. Lough
Thomas W. Lough	President	January 8, 2008

/s/ James Kopperson
James Kopperson	Chief Financial Officer (Principal Financial and Accounting Officer)	January 8, 2008

/s/ Thomas Ernest McGrail
Thomas Ernest McGrail	Director	January 8, 2008

/s/ James Verraster
James Verraster	Director	January 8, 2008

/s/ Jonathan Berg
Jonathan Berg	Director	January 8, 2008

/s/ Terry Lyons
Terry Lyons	Director	January 8, 2008

/s/ Edward Flood
Edward Flood	Director	January 8, 2008

/s/ David Bikerman
David Bikerman	Director	January 8, 2008

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of certificate representing Colombia Goldfields Ltd. common stock.
4.2	Form of Warrant.
4.3	Form of Agent Warrant.
5.1	Opinion of Shearman & Sterling LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Vellmer & Chang, Chartered Accountants.
23.3	Consent of Shearman & Sterling LLP (included in Exhibit 5.1 above).
23.4	Consent of Micon International Ltd.
24.1	Power of Attorney (included on the signature page of this registration statement).